Exhibit 15

PROMISSORY NOTE
(Billet à ordre)
(the “Note”)

USD 347,772,546.03

Made on 7 December 2022,
with effective date as of 7 December 2022

FOR VALUE RECEIVED, and in consideration for the USD 347,772,546.03 deposit made available to it by Concessoc 31 SAS (a simplified joint-stock company (société par actions simplifiée) incorporated and existing under the laws of France, having its registered office at 1973 boulevard de la Défense, 92000 Nanterre, France, registered with the French Trade and Companies Register of Nanterre under number 918 858 226 R.C.S. Nanterre) (the “Holder”) as at the date hereof, Aerodrome Infrastructure S.à r.l., a private limited liability company (société à responsabilité limitée) registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés de Luxembourg) under number B251461, and with registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg (the “Company”), hereby unconditionally promises to pay, under the conditions set forth herein, a total amount of USD 347,772,546.03 (the “Debt”).
1.	As of the date hereof, the outstanding amount of the Note shall bear interest from day to day at an annual interest rate of eight percent (8%).

2.	All sums payable by the Company under this Note shall be free and clear and (except to the extent required by law) without any deduction or withholding for or on account of any tax or other amount.

3.
The Debt is payable in whole or in part; (A) by wire transfer to the bank account which will be indicated by the Holder and/or (B) by way of set-off (compensation) against an undisputed, liquid, due and payable claim (créance liquide, certaine et exigible) held by the Company against the Holder.

4.
Any amount outstanding under the Note is to be repaid at the earliest of (i) 10 years as of the date hereof, or (ii) to the extent any portion of such outstanding amount is to be repaid by way of set-off with a receivable held against the Holder, and in respect of such portion only, as of the acquisition of 100% of the share capital of the Company by the Holder or (iii) upon reception by the Holder of a written prepayment notice from the Company.

4.
This Note is transferable by the Holder in accordance with the laws of the Grand Duchy of Luxembourg, and in particular the law of 15 December 1962, as amended, on bills of exchange and promissory notes.

5.
All notices and other communications under this Note shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally to the party to whom notice is to be given, or (ii) on the third day after delivery to an internationally recognized courier service, if properly addressed, to the parties as follows:

Aerodrome Infrastructure S.à r.l.
9, rue de Bitbourg
L-1273 Luxembourg

6.
No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

7.
If any date that may at any time be specified in this Note as a date for the making of any payment hereunder shall fall on a Saturday, Sunday or on a day on which commercial banks in Luxembourg are authorized or required by law to close (a “Legal Holiday”), then the date for the making of such payment shall be the next subsequent day which is not a Legal Holiday.

8.
This Note shall be governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg, and in particular the law of 15 December 1962, as amended, on bills of exchange and promissory notes.

9.	All disputes arising out of this Note shall be submitted to the courts of Luxembourg-City, Grand Duchy of Luxembourg.

IN WITNESS WHEREOF, the Company has executed this Note as of the day and date first set forth above.

/s/ Rémi Maumon de Longevialle
By: Aerodrome Infrastructure S.à r.l.
By:
Title: Manager and authorised signatory

ENDORSED in favor of CONCESSOC 31 SAS with effect on 7 December 2022

/s/ Kent Svensson
By: Aerodrome Infrastructure S.à r.l.
By:
Title: Manager and authorised signatory

ENDORSED in favor of Aerodrome Infrastructure S.à r.l. with effect on 7 December 2022

/s/ Rémi Maumon de Longevialle
By: CONCESSOC 31 SAS
By: Rémi Maumon de Longevialle
Title: President